Exhibit 99.1

Mitek Selected to Join Russell 3000® and Russell Global Indexes

SAN DIEGO – June 27, 2013 – Mitek (NASDAQ: MITK, www.miteksystems.com), a leading mobile imaging software solutions provider, today announced that it has been selected to join the Russell 3000® and Russell Global Indexes when Russell Investments reconstitutes its comprehensive set of U.S. and global equity indexes on June 28, 2013, according to the updated list of additions posted on June 21, 2013 and available at www.russell.com/indexes.

Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for both passive and active investment strategies. Approximately $4.1 trillion in assets are benchmarked to the Russell Indexes.

About Russell 3000® and Russell Global Indexes

The Russell 3000 Index measures the performance of the largest 3000 U.S. companies representing approximately 98% of the investable U.S. equity market.

The Russell 3000 Index is constructed to provide a comprehensive, unbiased, and stable barometer of the broad market and is completely reconstituted annually to ensure new and growing equities are reflected.

The Russell Global Index measures the performance of the global equity market based on all investable equity securities. All securities in the Russell Global Index are classified according to size, region, country, and sector, as a result the Index can be segmented into thousands of distinct benchmarks.

The Russell Global Index is constructed to provide a comprehensive and unbiased barometer for the global segment and is completely reconstituted annually to accurately reflect the changes in the market over time.

About Mitek

Headquartered in San Diego, CA., Mitek (NASDAQ: MITK) is a mobile imaging software solutions provider that allows users to remotely deposit checks, pay their bills, get insurance quotes, and transfer credit card balances by snapping a picture with their camera-equipped smartphones and tablets instead of using the device keyboard. Mitek’s technology increases convenience for the consumer by eliminating the need to go to the bank branch or automated teller machine, and dramatically reduces processing and customer acquisition costs while increasing customer retention. With a strong patent portfolio, Mitek is positioned as the leading innovator in mobile imaging software and currently provides its solutions to Fortune 500 financial services companies. For more information about Mitek, please visit http://www.miteksystems.com. MITK-F

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Mitek Contacts:

Peter Salkowski

Managing Director, The Blueshirt Group

ir@miteksystems.com

858-309-1780